Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-72834) of our report dated May 26, 2005, relating to the financial statements and supplemental schedule of the AmericanWest Bank 401(k) Retirement Savings Plan appearing in the Plan’s Annual Report on Form 11-K for the year ended December 31, 2004.

/s/ BDO Seidman, LLP

Spokane, Washington

June 27, 2005